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                                                                    EXHIBIT 10.1




                       FIRST AMENDMENT TO CREDIT AGREEMENT

                  This First Amendment, dated as of November 16, 1998, is entered into by and between YOUNG AMERICA CORPORATION, a Minnesota corporation (the "Borrower"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                    Recitals

                  The Borrower and the Bank have entered into a Credit Agreement dated as of April 7, 1998 (the "Credit Agreement"). Pursuant to the Credit Agreement, the Bank has agreed to make certain revolving credit advances to, and issue letters of credit for the benefit of, the Borrower, which revolving credit advances are to be evidenced by the Borrower's promissory note dated as of April 7, 1998.

                  The Compliance Certificate prepared by the Borrower with respect to the calendar quarter ended September 30, 1998 (the "September 30, 1998 Compliance Certificate") reveals that two separate Events of Default (as defined in the Credit Agreement) have occurred as of September 30, 1998 and are continuing under the Credit Agreement.

                  The Borrower has requested that the Bank waive the Events of Default disclosed by the September 30, 1998 Compliance Certificate and agree to certain amendments to the Credit Agreement, and the Bank has agreed to do so pursuant to the terms and upon the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

                  1. Defined Terms. Unless otherwise defined herein or in the preamble or the Recitals hereto, capitalized terms used in this First Amendment which are defined in the Credit Agreement shall have the meanings given to them therein.

                  2. Waiver of Certain Events of Default. The Borrower hereby acknowledges and agrees that the following Events of Default have occurred, are continuing and are disclosed pursuant to the September 30, 1998 Compliance
Certificate:

                  (a) The Borrower's Interest Coverage Ratio as of September 30, 1998 was 0.98, constituting a Default under Section 5.9 of the Credit Agreement which requires that the Borrower's Interest Coverage Ratio be not less than 1.50 as of September 30, 1998; and

                  (b) The Borrower's Current Ratio as of September 30, 1998 was 1.08, constituting a Default under Section 5.10 of the Credit Agreement which requires that the Borrower's Current Ratio be not less than 1.10 as of September 30, 1998.

Effective as of September 30, 1998, December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999, the Bank hereby waives compliance with Section 5.9 of the Credit
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Agreement. Nothing in this paragraph 2 shall constitute a waiver of compliance with Section 5.9 of the Credit Agreement on and as of the end of each calendar quarter occurring after September 30, 1999, commencing with the calendar quarter ending December 31, 1999.

                  Effective as of September 30, 1998 and December 31, 1998, the Bank hereby waives compliance with Section 5.10 of the Credit Agreement. Nothing in this paragraph 2 shall constitute a waiver of compliance with Section 5.10 of the Credit Agreement on and as of the end of each calendar quarter occurring after December 31, 1998, commencing with the calendar quarter ending March 31, 1999.

                  3. Amendment of Article I. Section 1.1 of the Credit Agreement is hereby amended by substituting or adding, as the case may be, the following defined terms:

                  "Borrowing Base" means, at any time, the lesser of (a) the Commitment Amount or (b) eighty-five percent (85%) of the Eligible Accounts of the Borrower less the positive difference between Non-Cleared Rebate Checks of the Borrower and cash and cash equivalents of the Borrower, computed on the basis of the most recent Borrowing Base Certificate furnished to the Bank as required by Section 2.1(b) or 5.1(d). Accounts and Eligible Accounts will be determined as of the most current fiscal month-end for which the Borrower has prepared financial statements. Non-Cleared Rebate Checks will be determined as of the most recent date that accurate information is available, but in any case will be determined as of a date not older than the most current fiscal month-end for which the Borrower has prepared financial statements. Cash and cash equivalents will be determined as of the current Business Day.

                  "Borrowing Base Certificate" means a certificate in substantially the form of Exhibit A attached to the First Amendment, or such other form as the Borrower and the Bank may from time to time approve in writing, executed by either the President and Chief Executive Officer of the Borrower or the Chief Financial Officer of the Borrower, setting forth the Accounts, Eligible Accounts, Non-Cleared Rebate Checks, cash and cash equivalents and Borrowing Base of the Borrower as of a particular date.

                  "Capital Expenditures" means, as to any Person, the sum of:

                  (a) the aggregate amount of all expenditures of such Person for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (without duplication)

                  (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period;

        excluding, however, the amount of any casualty insurance proceeds or condemnation awards used to replace fixed or capital assets.

                  "Capitalized Lease Liabilities" means, as to any Person, all monetary obligations of such Person under any leasing or similar arrangement, which, in accordance with GAAP, would be classified as capitalized leases and, for purposes of this Agreement, the


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
         amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

                  "Compliance Certificate" means a certificate in substantially the form of Exhibit B attached to the First Amendment, or such other form as the Borrower and the Bank may from time to time approve in writing, executed by either the President and Chief Executive Officer of the Borrower or the Chief Financial Officer of the Borrower, stating
         (a) that any financial statements delivered therewith have been prepared in accordance with GAAP, subject (in the case of interim statements) to year-end adjustments and the omission of footnotes, (b) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (c) if such financial statements relate to the end of a calendar quarter, all relevant facts and reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

                  "EBITDA" means, for the period of determination, the sum of
         (a) Net Income of the Borrower for such period and (b) Interest Expense, taxes, depreciation, depletion, amortization and other non-cash items of the Borrower for such period (to the extent deducted in determining Net Income), all as determined in accordance with GAAP. Unless otherwise stated herein, EBITDA as of any month-end means the Borrower's EBITDA during the twelve (12) calendar months ending on that month-end period.

                  "Financial Covenant" means any of the Borrower's obligations set forth in Sections 5.9, 5.10, 5.11, 5.12 or 6.12 of this Credit Agreement.

                  "First Amendment" means the First Amendment to Credit Agreement dated as of November 13, 1998, by and between the Borrower and the Bank.

                  "Floating Rate" means an annual rate equal to the Base Rate plus two percent (2.00%) per annum.

                  "Net Quick Accounts" means the Borrower's cash plus Accounts less the sum of the Borrower's (a) Non-Cleared Rebate Checks, (b) collections and advances due to customers of the Borrower, (c) accounts payable of the Borrower and (d) all determined on a basis consistent with the Borrower's historical accounting practices.

                  "Non-Cleared Rebate Checks" means those rebate checks that have been issued by the Borrower but that have not yet been presented for payment, as accounted for in the Borrower's financial statements as "Non-Cleared Rebated Checks" and determined on a basis consistent with the Borrower's historical accounting practices.

                  4. Amendment of Article II. Article II of the Credit Agreement is hereby amended as follows:

                  (a) Borrowing Base Certificate. Section 2.1(b) of the Credit Agreement is amended by adding a new sentence to the end thereof which reads as follows:

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
                           "Any request for an Advance, whether written or
                  telephonic, shall be accompanied by a currently dated and certified Borrowing Base Certificate, together with such supporting documentation as the Bank may require."

                  (b) Interest Rate. The Borrower's option to elect a Eurodollar Rate under Article II for application to any outstanding principal of the Note is hereby terminated and each and every reference in the Credit Agreement to the Eurodollar Rate and Eurodollar Rate Fundings is hereby deleted. The entire unpaid principal balance of the Note shall bear interest at the Floating Rate, subject to increase to the Default Rate as provided in Section 2.2(e).

                  (c) Non-usage Fees. Section 2.8(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

                           "Non-usage Fees. The Borrower shall pay the Bank a
                  non-usage fee at the rate of three-eighths of one percent (0.375%) per annum to the date of the First Amendment and at the rate of one-half of one percent (0.500%) per annum from the date of the First Amendment to and including the Commitment Termination Date, on the average daily unused amount of the Commitment Amount, payable monthly on the last day of each calendar month. Any non-usage fee remaining unpaid on the Commitment Termination Date shall be due and payable on that date."

                  5. Amendment of Article V. Article V of the Credit Agreement is hereby amended as follows:

                  (a) EBITDA. A new Section 5.11 is hereby added to the Credit Agreement which reads as follows:

                           "Section 5.11 EBITDA. The Borrower's cumulative
                  EBITDA during each computation period set forth below shall not be less than the amount set forth opposite such period:

                      Computation Period                            Minimum EBITDA
                      ------------------                            --------------
                      October 1, 1998 through November 30, 1998       $  150,000

                      October 1, 1998 through December 31, 1998       $  800,000

                      October 1, 1998 through January 31, 1999        $1,100,000

                      October 1, 1998 through February 28, 1999       $1,400,000

                      January 1, 1999 through


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
                           March 31, 1999                             $2,500,000

                      January 1, 1999 through June 30, 1999           $6,000,000

                      January 1, 1999 through September 30, 1999      $9,500,000"

                  (b) A new Section 5.12 is hereby added to the Credit Agreement which reads as follows:

                           "Section 5.12 Net Quick Accounts." The Borrower's Net
                  Quick Accounts, determined as of each date set forth below, shall not be less than the amount set forth opposite such period:

                     Computation Date                         Minimum Net Quick Accounts
                     ----------------                         --------------------------
                     October 31, 1998                                 $3,000,000

                     November 30, 1998                                $3,500,000

                     December 31, 1998                                $4,000,000

                     January 31, 1999                                 $4,500,000

                     February 28, 1999                                $  500,000

                     March 31, 1999                                   $1,000,000"

                  (c) 1999 Business Plan. A new Section 5.13 is hereby added to the Credit Agreement which reads as follows:

                           "Section 5.13 Delivery of 1999 Business Plan. The
                  Borrower will deliver to the Bank as soon as available and in any event not later than December 31, 1998, projections for the Borrower's financial performance for calendar year 1999, including projections of income, cash flows and balance sheets, all presented on a month-by-month basis in such detail as the Bank may reasonably request (and in any event presented in a level of detail consistent with the Borrower's monthly financial reports), certified by the President and Chief Executive Officer of the Borrower or the Chief Financial Officer of the Borrower as being identical to the budget used by the Borrower for its internal planning purposes and based upon the Borrower's good faith and reasonable estimation of the business results which it will achieve during such calendar year (the "1999 Business Plan"). At the same time as the 1999 Business Plan is delivered by the Borrower to the Bank hereunder, the Borrower shall deliver to the Bank a writing which sets forth and describes (a) the Borrower's plans for its interactive voice-response business and (b) the status of its contract discussions with Moore Response Marketing Services and a description of the terms and conditions of


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                  such proposed contract."

                  6. Amendment of Article VI. Article VI of the Credit Agreement is hereby amended as follows:

                  (a) Transactions with Affiliates. Section 6.7 of the Credit Agreement is hereby amended by deleting subsection (d) thereof and inserting in place thereof the following:

                           "(d) With the prior written consent of the Bank, payments of customary annual management, consulting and advisory fees and related expenses to BT Capital Partners, Inc., Ontario Teachers' Pension Plan Board and their respective affiliates, so long as the aggregate amount so paid in any single calendar year does not exceed $250,000."

                  (b) Capital Expenditures. A new Section 6.12 is hereby added to the Credit Agreement which reads as follows:

                           "Section 6.12 Capital Expenditures. The Borrower will
                  not make Capital Expenditures during any period set forth below in excess of the amount set forth opposite such period, whether payable currently or in the future:

                           Computation Period     Permitted Capital Expenditures
                           ------------------     ------------------------------
                                                        (in the Aggregate)
                                                        ------------------




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
                      October 1, 1998 through November 30, 1998         $100,000

                      October 1, 1998 through December 31, 1998         $150,000

                      October 1, 1998 through January 31, 1999          $200,000

                      October 1, 1998 through February 28, 1999         $250,000

                      October 1, 1998 through March 31, 1999            $300,000"

                  7. Amendment of Article VII. Section 7.1 of the Credit Agreement is hereby amended by adding a new subsection (p) which reads as follows:

                  "(p) The Borrower shall fail to deliver the 1999 Business Plan in the form and on the date required in Section 5.13, or such 1999 Business Plan shall not be in substance reasonably acceptable in all respects to the Bank; or the 1999 Business Plan shall not present a business plan and a monthly budget that demonstrates, based upon reasonable assumptions acceptable to the Bank, that the Borrower will
         (i) achieve EBITDA of not less than Six Million Dollars ($6,000,000) for the period of January 1, 1999 through June 30, 1999 and of not less than Thirteen Million Dollars ($13,000,000) for the period of January 1, 1999 through December 31, 1999, (ii) except as waived in paragraph 2 of the First Amendment, comply with all Financial Covenants in 1999 and
         (iii) not be in Default of any term, covenant or condition of this Agreement in 1999."

                  8. Amendment Fee. In consideration of the execution of this First Amendment, the Borrower hereby agrees to pay the Bank a $20,000 amendment fee, payable upon execution and delivery of this First Amendment.

                  9. No Other Changes. Except as expressly amended by this First Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.

                  10. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

                  (a) The Borrower has all requisite power and authority to execute this First Amendment and to perform all of its obligations hereunder, and this First Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by principles of equity and any


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         applicable bankruptcy, solvency or similar laws now or hereafter in effect affecting creditors' rights generally.

                  (b) The execution, delivery and performance by the Borrower of this First Amendment has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

                  (c) All of the representations and warranties contained in
         Article IV of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

                  11. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references to the Credit Agreement in the Security Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

                  12. No Waiver. Except as expressly provided in paragraph 2 above, the execution of this First Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Agreement or other document held by the Bank, whether or not known to the Bank and whether or not existing on the date of this First Amendment.

                  13. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this First Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

                  14. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Bank for all reasonable costs and expenses incurred by the Bank in connection with the Credit Agreement, the Security Agreement and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Bank for the


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
services performed by such counsel in connection with the preparation of this First Amendment and any documents and instruments incidental hereto. The Borrower hereby agrees that the Bank may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make an Advance to the Borrower under the Credit Agreement, or apply the proceeds of an Advance, for the purpose of paying any such fees, disbursements, costs and expenses.

                  15. Miscellaneous. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                        YOUNG AMERICA CORPORATION


                                        By______________________________
                                          Its___________________________

                                        NORWEST BANK MINNESOTA,
                                           NATIONAL ASSOCIATION


                                        By______________________________
                                           John K. Lukaska
                                           Its Vice President



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